UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

AEMETIS, INC.
(Exact name of registrant as specified in its charter)

______________

Nevada	001-36475	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement and Plan of Merger

On June 30, 2016, Aemetis, Inc. (the “Company”), and EdenIQ Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), entered into a Second Amendment to Agreement and Plan of Merger (the “Amendment”) with EdenIQ, Inc., a Delaware corporation (“EdenIQ”).

Pursuant to the terms of the Amendment, and subject to the conditions thereof, the parties agreed to extend the merger consummation date until July 22, 2016. Additionally, under the terms of the Amendment, EdenIQ may solicit, initiate, encourage, discuss, negotiate or accept any offer or proposal by or from any party regarding (A) any reorganization, recapitalization, or merger of EdenIQ; (B) any acquisition or disposition of an interest in any capital stock of EdenIQ or any securities convertible into any capital stock of EdenIQ; (C) any issuance by EdenIQ of any new indebtedness or refinancing of existing indebtedness; or (D) any similar transaction (collectively, “Alternative Transactions”); provided, however, that EdenIQ may not enter into any binding legal agreement with regards to an Alternative Transaction prior to termination of the Agreement and Plan of Merger.

The Amendment is included as an exhibit to this Current Report on Form 8-K only to provide investors with information regarding the terms of the Amendment, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Amendment, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.1 hereto, and which is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

2.1	Second Amendment to Agreement and Plan of Merger, dated as of June 30, 2016, by and among Aemetis, Inc., EdenIQ Acquisition Corp., and EdenIQ, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

June 30, 2016	By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer